SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2007

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 1, 2007, Amerityre Corporation (the “Company”) has entered into an employment agreement with Dr. Gary N. Benninger as Chief Executive Officer of the Company, and a consulting agreement with Richard A. Steinke.  The material terms of the respective agreements are described below in Item 5.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As announced on June 6, 2007, effective September 1, 2007, Dr. Gary N. Benninger assumed the responsibilities of Chief Executive Officer of the Company, and Richard A. Steinke stepped down as Chief Executive Officer and Chairman of the Board of Directors to assume a new role as the Company’s chief technology consultant.  Louis M. Haynie, a member of our Board of Directors since July 1997, was appointed Chairman of the Board.

Dr. Benninger, who has been our Chief Operating Officer since October 2005, was appointed President in June 2007.  In connection with Dr. Benninger taking on the responsibilities as our Chief Executive Officer, we have entered into a new employment agreement that includes a base salary of $300,000 per year, with a potential cash performance bonus of up to 100% of his base salary based on the Company meeting or exceeding certain financial performance targets.  The agreement also includes an award of 150,000 options for the purchase of shares of our common stock exercisable at $4.04 for five years, with 50,000 of the options vesting on August 31, 2008 and 100,000 options vesting on August 31, 2009.  Dr. Benninger also will receive a grant of 25,000 shares valued at $4.04 per share vesting on August 31, 2008.  The term of the agreement is two years.

Mr. Steinke’s consulting agreement includes an annual consulting fee of $250,000 with a potential cash performance bonus of up to 50% of his annual consulting fee based on the Company meeting or exceeding certain financial and strategic performance targets.  The agreement also includes an award of 100,000 options for the purchase of shares of our common stock exercisable at $4.04 for five years, with 50,000 of the options vesting on August 31, 2008 and 50,000 options vesting on August 31, 2009. The term of the agreement is two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  September 4, 2007

AMERITYRE CORPORATION

By: /S/ Gary N. Benninger

Gary N. Benninger

Chief Executive Officer